SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 (Amendment No.)


                          Technology Solutions Company
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    87872T207
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 30, 2009
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [X] Rule 13d-1(c)

          [_] Rule 13d-1(d)

----------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 87872T207
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     S. Muoio & Co. LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     240,041

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     240,041

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     240,041

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.36%

12.  TYPE OF REPORTING PERSON

     OO, IA

CUSIP No. 87872T207
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Salvatore Muoio

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     240,041

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     240,041

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     240,041

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.36%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 87872T207
          ---------


Item 1(a).  Name of Issuer:

                  Technology Solutions Company
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  55 East Monroe Street, Suite 2600
                  Chicago, Illinois 60603

            --------------------------------------------------------------------

Item 2(a) - (c). Name, Principal Business Address, and Citizenship of Person:

                  S. Muoio & Co. LLC
                  509 Madison Avenue, Suite 406
                  New York, NY 10022

                  S. Muoio & Co. LLC: Delaware Limited Liability Company

                  Salvatore Muoio
                  c/o S. Muoio & Co. LLC
                  509 Madison Avenue, Suite 406
                  New York, NY 10022

                  Salvatore Muoio: United States of America

      (d)   Title of Class of Securities:

                  Common stock, $0.01 par value per share

      (e)   CUSIP Number: 87872T207

            --------------------------------------------------------------------


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

      (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   [_]   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   [_]   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   [_]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

      (a)   Amount Beneficially Owned:

            S. Muoio & Co. LLC: 240,041
            Salvatore Muoio: 240,041

      (b)   Percent of Class:

            S. Muoio & Co. LLC: 9.36%
            Salvatore Muoio: 9.36%

      (c)   Number of shares as to which S. Muoio & Co. LLC has:

            (i)   Sole power to vote or to direct the vote
                                                                              0
                                                               ----------------,


            (ii)  Shared power to vote or to direct the vote            240,041
                                                               ----------------,


            (iii) Sole power to dispose or to direct the
                  disposition of                                              0
                                                               ----------------,

            (iv)  Shared power to dispose or to direct the
                  disposition of                                        240,041
                                                               ----------------.


      Number of shares as to which Salvatore Muoio has:

            (i)   Sole power to vote or to direct the vote
                                                                              0
                                                               ----------------,


            (ii)  Shared power to vote or to direct the vote
                                                                        240,041
                                                               ----------------,


            (iii) Sole power to dispose or to direct the
                  disposition of                                              0
                                                               ----------------,

            (iv)  Shared power to dispose or to direct the
                  disposition of                                        240,041
                                                               ----------------.
      ---------------------.

Item 5.  Ownership of Five Percent or Less of a Class.


                  Not Applicable.
         -----------------------------------------------------------------------


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


                  Not Applicable.
         -----------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


                  Not Applicable.
         -----------------------------------------------------------------------


Item 8.  Identification  and  Classification  of Members of the Group.


                  Not Applicable.
         -----------------------------------------------------------------------


Item 9.  Notice of Dissolution of Group.

                  Not Applicable.
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 S. MUOIO & CO. LLC
                                                 By: /s/ Salvatore Muoio
                                                     ----------------------
                                                     Name: Salvatore Muoio
                                                     Title: Managing Member


                                                 SALVATORE MUOIO
                                                 /s/ Salvatore Muoio
                                                 ----------------------
                                                 Name: Salvatore Muoio
                                                 Title: Managing Member
Date:  May 15, 2009

                                                                       Exhibit A

                                    AGREEMENT


         The undersigned agree that this Schedule 13G dated May 15, 2009 relating to the Common stock, $0.01 par value per share, of Technology Solutions Company shall be filed on behalf of the undersigned.

                                                 S. MUOIO & CO. LLC
                                                 By: /s/ Salvatore Muoio
                                                     ----------------------
                                                     Name: Salvatore Muoio
                                                     Title: Managing Member


                                                 SALVATORE MUOIO
                                                 /s/ Salvatore Muoio
                                                 ----------------------
                                                 Name: Salvatore Muoio
                                                 Title: Managing Member

Date: May 15, 2009














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